Exhibit 99.1

2008-9

      Contact:     R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

CAMERON ELECTS DOUGLAS L. FOSHEE TO BOARD OF DIRECTORS

HOUSTON (June 19, 2008) -- Cameron has elected Douglas L. Foshee to the Company’s Board of Directors, effective July 1, 2008.
Foshee, 48, has been president, chief executive officer and a director of El Paso Corporation since September 2003.  He had been executive vice president and chief operating officer of Halliburton Company earlier in 2003, having joined Halliburton in 2001 as executive vice president and chief financial officer.  Previously, Foshee was president, chief executive officer and chairman of the board of Nuevo Energy Company from 1997 to 2001, and from 1993 to 1997, he served in several positions at Torch Energy Advisors Inc., including chief executive officer and chief operating officer.
Foshee is a director of the Federal Reserve Bank of Dallas, Houston Branch.  He also serves on the board of directors of El Paso Pipeline GP Company, L.L.C., the general partner of El Paso’s publicly-traded master limited partnership, El Paso Pipeline Partners, L.P.  His election increases the size of Cameron’s board to nine members.
Cameron President and Chief Executive Officer Jack B. Moore said, “We are pleased to welcome Doug to Cameron’s board.  The depth and breadth of his knowledge and experience in the energy industry will prove valuable to Cameron and its shareholders.”  He noted that Foshee will stand for reelection by the stockholders at the Company’s next annual meeting in May 2009.
Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.
###
Website: www.c-a-m.com